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                                                                    EXHIBIT 5


                                 March 19, 1999


Pennsylvania Real Estate Investment Trust
The Bellevue, 200 S. Broad St.
Philadelphia, Pennsylvania  19102

Ladies and Gentlemen:

                  We have acted as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission of the Trust's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to up to 150,000 shares of beneficial interest in the Trust, par value $1.00 per share (the "Additional Shares"), that may be issued by the Trust in connection with the adoption by PREIT-RUBIN, Inc., a Pennsylvania corporation ("PREIT-RUBIN"), of its 1998 Stock Option Plan (the "Plan") and the grant by PREIT-RUBIN, pursuant to the Plan, to certain of its employees, of options to acquire the Additional Shares (the "Options").

                  For purposes of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Trust Agreement and Bylaws of the Trust, each as amended to date, resolutions adopted by the Trust's Board of Trustees and by PREIT-RUBIN's Board of Directors, the Plan, the Stock Option Agreement dated as of July 15, 1998 (the "Stock Option Agreement") between the Trust and PREIT-RUBIN under which the Trust has agreed to issue to PREIT-RUBIN upon exercise of and on the same terms as the Options, the Additional Shares deliverable upon exercise of the Options, and such other agreements, instruments, documents and records relating to the Trust, PREIT-RUBIN and the issuance of the Additional Shares as we have deemed appropriate. In all such examinations, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Trust. As to various questions of fact material to our opinion, we have relied on representations of officers of the Trust.
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                  We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the law of the Commonwealth of Pennsylvania.

                  Based upon the foregoing and consideration of such questions of law as we have deemed relevant, we are of the opinion that the issuance of the Additional Shares by the Trust upon the exercise of options properly granted under the Stock Option Agreement has been duly authorized by the necessary action of the Board of Trustees, and such Additional Shares, when and if issued upon exercise of such options and payment therefor in accordance with the terms of the Stock Option Agreement, will be validly issued, fully paid and nonassessable by the Trust.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                  Sylvan M. Cohen, founder, Chairman of the Board, and a principal shareholder of the Trust, is "of counsel" to this firm.


                                              Very truly yours,


                                              /s/ Drinker Biddle & Reath LLP
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                                              DRINKER BIDDLE & REATH LLP